Exhibit 5

                               September 17, 1999


Board of Directors
WESBANCO, INC.
1 Bank Plaza
Wheeling, WV   26003

Gentlemen:

      This opinion is issued in connection with the filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") of Wesbanco, Inc. (the "Corporation") to be filed with the Securities and Exchange Commission relating to the registration of an additional 550,000 shares of the Corporation's common stock, par value $2.0833 per share (the "Common Stock"), to be newly issued, or sold from its treasury, to participants in the Corporation's Amended Dividend Reinvestment and Stock Purchase Plan (the "Plan").

      Our opinion is rendered as of the date hereof and its applicability at future dates is conditioned upon the nonoccurrence of any event which would affect the validity of the issuance of the Corporation's Common Stock or the sale of the Corporation's Common Stock from the Corporation's treasury under the Plan. With respect to any of the Corporation's Common Stock held as treasury shares that may be sold, our opinion is also subject to the condition that any of the Corporation's Common Stock issued subsequent to the date hereof that is required by the Corporation and sold from its treasury pursuant to the Plan, be validly issued.

      In rendering this opinion, we have reviewed and relief upon the Corporation's Articles of Incorporation and Bylaws, each as amended to date, the Registration Statement and the Plan, and upon the proceedings taken by the Corporation relating to the Plan, including the resolutions adopted by the Corporation's shareholders and Board of Directors with respect to the Plan. We have also examined such additional corporate records and other documents that we considered necessary or appropriate for the purposes of this opinion.

      Based upon the foregoing, we are of the opinion that when the Registration Statement becomes effective in accordance with applicable law, the additional 550,000 shares of the Corporation's common Stock to be registered, when issued or sold pursuant to and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinion" in the Prospectus included in Part 1 of the Registration Statement.


                                Very truly yours,


                                PHILLIPS, GARDILL, KAISER & ALTMEYER



                                By: /s/ James C. Gardill




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